UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Eagle Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EAGLE BANCORP, INC.
7815 Woodmont Avenue
Bethesda, Maryland  20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 15, 2007

TO THE SHAREHOLDERS OF EAGLE BANCORP, INC.:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”), will be held at

The Bethesda Marriott Hotel

5151 Pooks Hill Road

Bethesda, Maryland

on Tuesday, May 15, 2007 at 10:00 A.M.,

for the following purposes:

1.               To elect nine (9) directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

2.               To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on, March 27, 2007 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Zandra D. Nichols, Corporate Secretary

April 5, 2007

Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting in person.  No postage is required if mailed in the United States in the enclosed envelope.  If you attend the meeting, you may, if you desire, revoke your proxy and vote in person. If your shares are not registered in your name, you will need additional documentation from your recordholder in order to vote in person at the meeting.

EAGLE BANCORP, INC.
7815 Woodmont Avenue
Bethesda, Maryland  20814

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

INTRODUCTION

This Proxy Statement is being sent to shareholders of Eagle Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders, to be held at 10:00 A.M. on Tuesday, May 15, 2007, and at any adjournment or postponement of the meeting.  The purposes of the meeting are:

1.               electing nine (9) directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

2.               transacting any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The meeting will be held at:

The Bethesda Marriott Hotel
5151 Pooks Hill Road
Bethesda, Maryland

This proxy statement and proxy card are being sent to shareholders of the Company on or about April 5, 2007. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which includes our audited financial statements, also accompanies this proxy statement.

The cost of this proxy solicitation is being paid by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone by officers, regular employees or directors of the Company or its subsidiary, EagleBank (the “Bank”), who will not receive any special compensation for their services.  The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals.  The Company has not engaged a paid proxy solicitation firm to assist it in connection with the meeting, although it reserves the right to do so if deemed appropriate.

VOTING RIGHTS AND PROXIES

Voting Rights

Only shareholders of record at the close of business on March 27, 2007, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.  On that date, the Company had 9,501,192 shares of common stock, par value $.01 per share (the “common stock”) outstanding, held by approximately 1,700 total shareholders, including approximately 775 shareholders of record. The common stock is the only class of the Company’s stock of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders.  Shareholders do not have the right to cumulate votes in the election of directors. The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

Proxies

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as specified by shareholders. In the absence of specific instructions, proxies received will be voted FOR the election of the nominees for election as directors. Management does not know of any matters that will be brought before the meeting, other than as described in this proxy statement.  If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker indicates that it does not have discretionary authority to vote any shares of common stock on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter.

Please sign, date, mark and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting:

•                  by granting a later proxy with respect to the same shares;

•                  by sending written notice to Zandra D. Nichols, Corporate Secretary of the Company, at the address noted above, at any time prior to the proxy being voted; or

•                  by voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy.  If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting.  Please see the voting form provided by your bank or broker for additional information regarding the voting of your shares.

Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their bank or broker to see which options are available. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the submission deadline indicated by your bank or broker, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Securities Ownership of Directors, Nominees, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, nominees for director, executive officers whose compensation is disclosed, and by its directors and all executive officers as a group, as of March 27, 2007, as well as information regarding each other person known by the Company to own in excess of five percent of the outstanding common stock.  Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.  Except as set forth below, the Company knows of no other person or persons, who beneficially own in excess of five percent of the Company’s common stock.  Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Name	Position	Number of Shares		Percentage(1)
Leonard L. Abel	Chairman of Board of Company, Director of Bank	299,719	(2)	3.14%
Leslie M. Alperstein, Ph.D.	Director of Company	64,008	(3)	0.67%
Dudley C. Dworken	Director of Company and Bank	186,147	(4)	1.96%
Michael T. Flynn	Executive Vice President, Chief Operating Officer and Director of Company; President - District of Columbia Operations and Director of Bank	28,503	(5)	0.30%
Eugene F. Ford, Sr.	Director of Company	118,818	(6)	1.17%
Harvey M. Goodman	Director of Company and Bank	94,040	(7)	0.99%
Philip N. Margolius	Director of Company and Bank	190,336	(8)	2.00%
Ronald D. Paul	President and CEO of Company; Chairman of Board and CEO of Bank	654,688	(9)	6.76%
Donald R. Rogers	Director of Company and Bank	22,598	(10)	0.24%
Leland M. Weinstein	Director of Company and Bank	105,678	(11)	1.11%
James H. Langmead	Senior Vice President, Chief Financial Officer of Company and Executive Vice President, Chief Financial Officer of Bank	9,704	(12)	0.10%
Thomas D. Murphy	Executive Vice President, President — Montgomery County Operations and Director of Bank	61,717	(13)	0.65%
Susan G. Riel	Executive Vice President, Chief Operating Officer of Bank	60,624	(14)	0.63%
Martha Foulon-Tonat	Executive Vice President, Chief Lending Officer of Bank	83,049	(15)	0.87%
All directors, nominees and executive officers of Company as a group(14 persons)		1,972,669	(16)	19.74%

(1)             Represents percentage of 9,501,192 shares issued and outstanding as of March 27, 2007, except with respect to individuals holding options exercisable within 60 days of that date, in which event, represents percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of March 27, 2007, and except with respect to all directors and executive officers of the Company as a group, in which case represents percentage of shares issued and outstanding plus the number of shares for which those persons hold such options. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)             Includes options and warrants to purchase 47,109 shares of common stock, 202,039 shares of common stock held jointly and 13,308 shares held by his spouse.

(3)             Includes 53,742 shares of common stock held jointly, and options to purchase 676 shares of common stock.

(4)             Includes 65,000 shares held in a trust of which Mr. Dworken is beneficiary, 34,984 shares held jointly and 23,335 shares held by his spouse and 62,916 shares held in trusts for the benefit of members of his family.

(5)             Includes options to purchase 26,800 shares of common stock, and 234 shares held in an IRA for his spouse.

(6)             Includes options and warrants to purchase 31,486 shares of common stock, 38,671 shares held by his spouse and 8,450 shares held in a limited partnership account. Mr. Ford is not standing for reelection.

(7)             Includes options and warrants to purchase 16,062 shares of common stock, 62,346 shares held jointly with Mr. Goodman’s spouse and 12,675 shares held by or in trust for members of his family.

(8)             Includes options to purchase 2,654 shares of common stock, 146,662 shares in trust accounts for which Mr. Margolius has voting rights, 6,760 shares held by his spouse and 23,444 held in a profit sharing account for which Mr. Margolius is the beneficiary.

(9)             Includes options to purchase 185,235 shares of common stock and 259,243 shares held in trust for his children.  Includes 61,803 shares held by a third party trustee in a trust for the benefit of family members of Mr. Paul, as to which he disclaims beneficial ownership.

(10)       Includes  options and warrants to purchase 8,227 shares of common stock and 14,076 shares held by his spouse.

(11)       Includes 50,619 shares held jointly and options to purchase 16,954 shares of common stock.

(12)       Includes options to purchase 8,450 shares of common stock and 1,254 shares held jointly with Mr. Langmead’s spouse.

(13)       Includes options to purchase 50,530 shares of common stock and 761 shares held by his spouse for their minor child.

(14)       Includes options to purchase 48,840 shares of common stock and 4,391 shares held jointly with her spouse.

(15)       Includes options to purchase 48,840 shares of common stock, and 2,757 shares held in trust for minor children.  Also includes 25,493 shares held by Ms. Foulon-Tonat’s spouse, as to which she disclaims beneficial ownership.

(16)       Includes options and warrants to purchase 491,863 shares of common stock.

ELECTION OF DIRECTORS

The Board of Directors has nominated nine (9) persons for election as director at the meeting, for a one-year period until the 2008 Annual Meeting of Shareholders and until their successors have been elected and qualified.  Each of the nominees for election as a director currently serves as a member of the Board of Directors.  Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below.  Each nominee has indicated a willingness to serve if elected.  However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies. The Board of Directors has determined that each director and nominee for election as director, other than Mr. Paul and Mr. Flynn, is an “independent director” as that term is defined in Rule 4200(a)(15) of The NASDAQ Stock Market (“NASDAQ”).  In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, and the arrangements which are disclosed under “Certain Relationships and Related Transactions” in this proxy statement.

Vote Required and Board Recommendation.   Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as director, in the order of the number of votes received. The Board of Directors recommends that shareholders vote FOR each of the nominees to the Company’s Board of Directors.

Nominees for Election as Directors

Set forth below is certain information concerning the directors of the Company and the nominees for election as director of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees for election as a director of the Company, other than Mr. Alperstein, also currently serves as a director of the Bank.  Except as noted below, each nominee has served as a director of the Company since its organization.  Mr. Ford, who has served as a director of the Company since its organization, has elected to retire from service on the Board of Directors, and is not standing for reelection.

Leonard L. Abel.   Mr. Abel, 80, is Chairman of the Board of Directors of the Company, and has served in that position since the organization of the Company.  Until retiring in 1993, Mr. Abel was partner-in-charge of the certified public accounting firm of Kershenbaum, Abel, Kernus and Wychulis, Rockville, Maryland with which he served for forty-five years.  From October 1996, until resigning in September 1997, Mr. Abel was a member of the Board of Directors of F&M National Corporation (NYSE) and its wholly owned subsidiary, F&M Bank - Allegiance, Bethesda, Maryland, and prior to that time was Chairman of the Board of Allegiance Bank, N.A. (collectively with F&M Bank - Allegiance, “Allegiance”) and its holding company Allegiance Banc Corporation, from their organization until their acquisition by F&M National Corporation, which was subsequently acquired by BB&T Corporation (“F&M”).  Mr. Abel was also Chairman of the Board of Directors of Central National Bank of Maryland from 1968 until its acquisition in 1986 by Citizens Bank of Maryland (now SunTrust Banks, Inc.).

Leslie M. Alperstein, Ph.D.   Mr. Alperstein, 64, has been President of Washington Analysis Corp. and its predecessor firm, Washington Analysis LLC, a leading governmental policy investment research group in Washington, D.C., since its inception in 1973.  He has served as Executive Managing Director and Director of Research of HSBC Securities, Inc., Director of Economic and Investment Research for NatWest Securities, Prudential Securities, Shields Model Roland, Inc. and Legg Mason & Co. His professional memberships include the National Association of Business Economists, the National Economists Club, and the Washington Society of Investment Analysts. Mr. Alperstein was appointed to the Board of Directors in September 2003.

Dudley C. Dworken.   Mr. Dworken, 57, has served as a director of the Company since August 1999.  Mr. Dworken is the owner of Curtis Chevrolet-Geo, an automobile dealership in Washington, D.C.  Mr. Dworken was a Director of Allegiance from 1987 until October 1997, and a director of Allegiance Banc Corporation from 1988 until its acquisition by F&M.  Mr. Dworken is an active member of numerous community, business, charitable and educational institutions in the Washington, D.C./Montgomery County area.

Michael T. Flynn.   Mr. Flynn, 59, has served as Executive Vice President and Chief Operating Officer of the Company and President — District of Columbia Operations of the Bank, since June 2006 and previously was President of the Bank.  Mr. Flynn has over 35 years experience in the banking industry in the Washington, D.C. and Maryland region. Prior to joining EagleBank in January 2004, he was the Washington region executive for Mercantile Bankshares Corporation from April 2003. He previously was the Director of Strategic Planning for Allfirst Financial, Inc., and prior to that held several executive level positions for Bank of America and predecessor companies. He has been involved in community affairs throughout his career, particularly educational groups including the American Institute of Banking and the Corcoran College of Art & Design. He is a Director of the Workforce Investment Council of the District of Columbia and the Maryland Banking School.  Mr. Flynn was appointed to the Board of Directors in January 2004.

Eugene F. Ford, Sr.   Mr. Ford, 77, has served as a director of the Company since its organization.  Mr. Ford is engaged in the business of property management and development with Mid-City Financial Corporation, an apartment developer, of which he was Chairman until 2005 and president until 1996.  He is Chairman of the Community Preservation and Development Corporation, a non-profit organization in the business of preserving public purpose housing complexes and providing social program support for residents thereof.  Mid-City Financial is the largest owner of assisted living housing units in Maryland and the Washington metropolitan area.  Mr. Ford has received numerous awards for his work in the housing development field.  Mr. Ford is not standing for reelection.

Harvey M. Goodman.   Mr. Goodman, 51, has been with The Goodman, Gable, Gould Company, the Maryland based public insurance adjusting firm where he serves as President, since 1977.  He is a director and past president of the National Association of Public Insurance Adjusters, and is a director and principal of Adjusters International, a national public adjusting firm.  Mr. Goodman has served as a director of the Bank since its organization, and was appointed to the Board of Directors of the Company in January 2007.

Philip N. Margolius.   Mr. Margolius, 67, a graduate of Dartmouth College and Yale Law School, is a partner in The Margolius Firm, a law firm in Washington, D.C., and until 2003 was a principal in the law firm of Margolius, Mallios and Rider, LLP.  He specializes in estate planning, probate, real estate, non-profit organizations. Mr. Margolius has been an adjunct professor at the Washington College of Law at American University and lectures to professional groups in the community on estate planning.  Washingtonian Magazine named him one of the area’s leading real estate attorneys.  Mr. Margolius has served on the Board of the Bank since June 2000 and was appointed to the Board of Directors of the Company in September 2003.

Ronald D. Paul.   Mr. Paul, 51, is President and Vice Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of the Bank, and has served in such positions since the organization of the Company and the Bank.  Since June 2006, has served as Chief Executive Officer of the Bank, and he served as Interim President of the Bank from November 3, 2003 until January 26, 2004.  Mr. Paul is President of Ronald D. Paul Companies and RDP Management, which are engaged in the business of real estate development and management activities.  Mr. Paul is a director of Republic Properties Trust, a New York Stock Exchange listed real estate investment trust.  He is active in private investments, including as Chairman of Bethesda Investments, Inc., a private venture capital fund.  Mr. Paul was a director of Allegiance from 1990 until September 1997, and a director of Allegiance Banc Corporation from 1990 until its acquisition by F&M, including serving as Vice Chairman of the Board of Directors from 1995.  Mr. Paul is also active in various charitable organizations, including serving as Vice Chairman of the Board of Directors of the National Kidney Foundation from 1996 to 1997, and its Chairman from 2002 to 2003.

Donald R. Rogers.   Mr. Rogers, 61, has been engaged in the private practice of law since 1972 with the Rockville, Maryland based firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which he is a partner.  Mr. Rogers was a member of the Board of Directors of Allegiance from 1987 until October 1997. Mr. Rogers has served as a director of the Bank since its organization, and was appointed to the Board of Directors of the Company in January 2007.

Leland M. Weinstein.   Mr. Weinstein, 44, has served as President of Syscom Services, Inc., a technology consulting and integration firm, since 1997. Previously, he spent thirteen years with Automated Digital Systems (ADS), an integrator of duplication and fax technologies, where he rose to president and owner of the company (he sold ADS to Alco Standard Corporation, which became Ikon Office Solutions). Mr. Weinstein has been appointed to advisory councils for Xerox, Intel/Dialogic, Sharp Electronics, Captaris/Rightfax, Murata Business Systems, Brooktrout Technologies, Panasonic Electronics and the technology council of the American Society of Association Executives (ASAE). He sits on the Board of Governors of the University of Maryland Alumni Association and is involved in numerous charities. Mr. Weinstein has served on the Board of the Bank since 1998 and as a director of the Company since May 2005.

Election of Directors of the Bank

If elected, the nominees for election as directors intend to vote for Mr. Abel, Mr. Dworken, Mr. Flynn, Mr. Goodman, Mr. Margolius, Mr. Paul, Mr. Rogers, Mr. Weinstein and the following persons to serve as directors of the Bank, each of whom currently serves as a director of the Bank.

Arthur H. Blitz.   Mr. Blitz, 66, an attorney engaged in private practice since 1971, is a partner in the Bethesda, Maryland law firm of Paley, Rothman, Goldstein, Eig, Rosenberg & Cooper, Chartered.  Mr. Blitz was a director of Allegiance at various times from 1987 to October 1997.

Harold Brazil.   Mr. Brazil, 58, Mr. Brazil is President of the law firm of Harold Brazil & Associates, PC. He served as a member of the District of Columbia City Council from 1991 to 2004, Councilman At-Large; was a partner at the law firm of Koonz, McKenney, Johnson, Depaolis & Lightfoot from 1992 to 2001. He previously served as Director of Government Affairs (DC and Federal) for Potomac Electric Power Company from 1984 to 1990; was Counsel to U.S. Senator John Glenn from 1980 to 1984; and served as Assistant United States Attorney for the District of Columbia from 1977 to 1980. Mr. Brazil was appointed to the Board of Directors of the Bank in September 2005.

Steven L. Fanaroff.   Mr. Fanaroff, 47, is Vice President - Chief Financial Officer of Magruder Holdings, Inc., a regional supermarket chain, with which he has served since 1981.  Mr. Fanaroff served on the Board of Directors of Allegiance from 1990 until October 1997.

Neal R. Gross.   Mr. Gross, 64, is founder, Chairman and Chief Executive Officer of Neal R. Gross & Co. which provides court reporting services to attorneys, the federal government, private organizations and individuals since 1977.  Mr. Gross previously served as a director of Century Bancshares, Inc., from 1995 until its acquisition by United Bankshares, Inc. in 2001.

Benson Klein.   Mr. Klein, 62, has been an attorney in Montgomery County since 1970, and a principal with Ward & Klein, Chartered, since 1978.  Mr. Klein is also engaged in real estate investment activities in Montgomery County.  He served as a director of F&M Bank - Allegiance from 1996 to 1997 and previously served as a director of

Lincoln National Bank.  Mr. Klein is currently, and has been, a member of a variety of community, business and charitable institutions in the Washington, D.C./Montgomery County area.

Bruce H. Lee.   Mr. Lee, 42, is President of Development of Lee Development Group, a closely held family real estate business founded in 1920 and based in downtown Silver Spring. He is principal broker of record for Montgomery Land Company, LLC, which specializes in commercial sales, leasing, and property management and the general partner of Montgomery 1936 Land Company LLC.  Mr. Lee was the charter president of the Greater Silver Spring Chamber in 1993.  Mr. Lee was an elected Council member and Chairman of the Township of Chevy Chase View.

Thomas D. Murphy.   Mr. Murphy, 59, has served as President Montgomery County Operations of the Bank since June 2006, and was previously Executive Vice President - Chief Operating Officer of the Bank. He served at Allegiance from September 1994, including as Executive Vice President and Chief Operating Officer from December 1995 until November 1997.  Prior to his service at Allegiance, he served in the same position at First Montgomery Bank from August 1991 until its acquisition by Sandy Spring National Bank of Maryland in December 1993, and he served as a Vice President of that organization until September 1994. Mr. Murphy has 33 years experience in the commercial banking industry. Active in community affairs, he is past president of the Bethesda-Chevy Chase Chamber of Commerce.

Kim Natovitz.   Ms. Natovitz, 43, is the President of The Natovitz Group, Inc., an independent general agency that provides insurance and business related services for both individuals and companies.  Ms. Natovitz is currently, and has been, active in a variety of community and charitable institutions in the metropolitan Washington D.C. area.

Benjamin N. Soto.   Mr. Soto, 38, is a principal of Paramount Title and Escrow, LLC, a Washington D.C. based law firm and title company he founded in 2000.  Prior to forming Paramount, Mr. Soto was a partner in the firm of Garza, Regan, Rosenblatt, PC, where he practiced real estate and bankruptcy law.  He frequently lectures to members of the D.C. Bar, is a former chair of the Bankruptcy Section of the National Bar Association, and in 2002, was appointed by Mayor Anthony A. Williams to serve on the D.C. Board of Real Property Assessments and Appeals.  He is also a member of the D.C. Land Title Association, Maryland Land Title Association, Better Business Bureau and the D.C. Chamber of Commerce.  Mr. Soto was appointed to the Bank’s Board of Directors in November 2006.

Worthington H. Talcott, Jr.   Mr. Talcott, 55, an attorney engaged in private practice since 1979, has been a partner in Shulman, Rogers, Gandal, Pordy & Ecker, P.A. since 1998.  Mr. Talcott has been an active member of the Juvenile Diabetes Foundation, serving as a member of the Board of Directors for the Capital Chapter from 1992 to 1996, and as President of the Capital Chapter from 1994 to 1995.

Charles F. Tate.   Mr. Tate, 53, a certified public accountant, is the Managing Partner and Chief Executive Officer of Tate & Tryon, a certified public accounting and technology consulting firm in Washington, D.C.  Prior to forming that firm, he served in the Washington, D.C. office of Ernst & Young, LLP.  Mr. Tate is active in a number of professional organizations for the accounting profession, is a fellow of the American Society of Association Executives, and president of the Greater Washington Society of Certified Public Accountants.

Eric H. West.   Mr. West, 44, is a founding principal of West, Lane & Schlager/Oncor International, specializing in tenant representation and strategic real estate consulting in the Washington, D. C. metropolitan area. Previously, he served for nine years as Senior Vice President at Barrueta & Associates.  During his career, Mr. West has developed a specialty in not-for-profit organizations and corporations, leading to ongoing relationships with such diverse groups as The National Council on the Aging, The American Forest and Paper Association, The American Iron & Steel Institute, among many others.

Committees, Meetings and Procedures of the Board of Directors

Meetings.   The Board of Directors of the Company met twelve (12) times during 2006.  All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2006 fiscal year or any portion thereof.

Audit Committee.   The Board of Directors has a standing Audit Committee. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent accountants, the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and evaluation of the Company’s internal controls and accounting procedures.  It also periodically reviews audit reports with the Company’s independent auditors. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.eaglebankmd.com. The Audit Committee of the Company is currently comprised of Mr. Dworken, the Chairman, and Messrs. Abel, Alperstein and Ford.  Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by NASDAQ for audit committee members in Rule 4350(d)(2)(A). During the 2006 fiscal year, the Audit Committee of the Company met four (4) times.  The Board of Directors has determined that Mr. Alperstein is an “audit committee financial expert” as defined under regulations of the Securities and Exchange Commission.

The audit committee is also responsible for the pre-approval of all non-audit services provided by its independent auditors.  Non-audit services are only provided by the Company’s auditors to the extent permitted by law.  Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

Nominating Committee.   The Board of Directors has a standing nominating committee, consisting of all of the members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 4200(a)(15). The nominating committee is responsible for the evaluation of nominees for election as director, the nomination of director candidates for election by the shareholders and evaluation of sitting directors. The Board of Directors has adopted a charter addressing the nominations process. A copy of the charter is available on the Company’s website at www.eaglebankmd.com.

The Board has not developed a formal policy for the identification or evaluation of nominees.  In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the nominating committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The committee would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience. To date the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The nominating committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors.  Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected.  Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

Compensation Committee.   During most of 2006, the Company’s Board of Directors did not have a standing compensation committee.  During 2006, the Compensation Committee of the Bank, currently comprised of Mr. Blitz, the Chairman, and Messrs. Abel, Dworken, Flynn, Murphy, Natovitz, Paul, Rogers and Weinstein. was responsible, for recommending executive officer compensation levels to the Company’s Board of Directors.  Executive officer compensation decisions for 2006 and prior years were determined by the members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 4200(a)(15).  The independent directors had the sole authority to determine executive officer compensation. Messrs. Paul, Flynn and Murphy did not participate in, or remain present during, Board discussions of their compensation. The Bank Compensation Committee was also responsible for annually nominating the officers of the Company and Bank and evaluating the performance thereof. During the 2006 fiscal year, the Bank Compensation Committee met four (4) times.  In January 2007, the Board of Directors of the Company established an Executive Compensation Committee, consisting of the members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 4200(a)(15), which has the sole responsibility for determining executive compensation, including that of the named executive officers. In the future, the Bank Compensation Committee may provide information or recommendations to the Company’s Compensation Committee on the same basis as it previously acted.  Neither the Compensation Committee of the Company nor that of the Bank has a charter.

During 2005, the Compensation Committee of the Bank engaged Clark Consulting (“Clark”), an executive compensation and benefits consulting firm of national scope and reputation, to evaluate whether its compensation levels were reasonably competitive and to make specific compensation plan recommendations with respect to changes in executive compensation levels and development of an equity compensation strategy. For additional information regarding Clark’s review and services, please refer to the “Compensation Disclosure and Analysis” below.

Shareholder Communications.   Company shareholders who wish to communicate with the Board of Directors or an individual director can write to Eagle Bancorp, Inc., 7815 Woodmont Avenue, Bethesda, Maryland 20814, Attention: Zandra D. Nichols, Corporate Secretary. Your letter should indicate that you are a shareholder, and whether you own your shares in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting.   The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the Company’s directors attended the 2006 annual meeting of shareholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1)           reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report and Form 10-K;

(2)           discussed with Stegman & Company, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, and has received the written disclosures and letter from Stegman & Company, as required by Independence Standards Board Standard No. 1; and

(3)           discussed with Stegman & Company, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.  The Audit Committee has also considered whether the amount and nature of non-audit services provided by Stegman & Company is compatible with the auditor’s independence.

Members of the Audit Committee

Dudley C. Dworken, Chairman
Leonard L. Abel
Leslie M. Alperstein
Eugene F. Ford, Sr.

Director Compensation

The following table sets forth information regarding compensation paid to, or earned by, non-employee directors of the Company during the fiscal year ended December 31, 2006 for service as members of the Company and Bank Boards of Directors.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Leonard L. Abel	$75,000	$—	$75,000
Leslie M. Alperstein, Ph.D.	$11,100	$—	$11,100
Dudley C. Dworken	$26,000	$—	$26,000
Eugene F. Ford, Sr.	$10,400	$—	$10,400
Harvey M. Goodman(1)	$12,500	$—	$12,500
Philip N. Margolius	$20,400	$—	$20,400
Donald R. Rogers(1)	$10,100	$—	$10,100
Leland M. Weinstein	$21,400	$—	$21,400

(1)             Reflects amounts earned or paid for service on Bank Board of Directors and committees during 2006.  Mr. Goodman and Mr. Rogers did not serve on the Company Board of Directors during 2006.

During 2006, each non-employee director of the Company and Bank, other than Mr. Abel, received an annual retainer of $5,000 in cash ($7,500 if a member of both the Bank and Company Board of Directors), plus a cash fee of $300 for each meeting of the Board of Directors of the Company, the Board of Directors of the Bank or a committee of the Board of the Company or the Bank attended ($400 per meeting of a committee if serving as chair of the committee). Directors of both the Company and the Bank are eligible to receive grants of options under the Company’s stock option plans, however, no options were issued to any non-employee directors in 2006, and no expense related to prior grants was recognized in 2006.  In 2006, an aggregate of $88,850 in retainers and meeting fees were paid for service on the Board of Directors of the Company and $215,550 was paid for service on the Board of Directors of the Bank.

During 2007, non-employee directors, other than Mr. Abel, are entitled to receive an annual cash retainer of $5,000 ($7,500 if serving on both the Company and Bank Board of Directors) and a per meeting fee of $300 ($400 if serving as chair of a committee). Fees paid to members of the Board of Directors are determined by the Board in its discretion.  However, the Board believes that Director fees appear to be modest based on published reports and statistical comparisons. The Bank Director Annual Compensation Review in cooperation with Clark Consulting Group publishes an annual survey.  That report shows that for banks in the asset size of $501 million - $1 billion the annual retainer for directors was $10,000 and the per meeting fee was $600, both of which were significantly higher than paid by the Company and Bank.

During 2006, Mr. Abel, the Chairman of the Board of Directors of the Company received an annual payment of $75,000 in lieu of regular director fees from the Company and the Bank, an increase from $48,000 in 2005. Mr. Abel and the Company are parties to an agreement governing his service and compensation as Chairman.  The term of Mr. Abel’s current agreement expires on December 31, 2009.  On each December 31, the term of the agreement automatically extends for one additional year, unless Mr. Abel has given notice of his intention not to renew the term. Under his agreement, Mr. Abel is entitled to receive an annual fee, currently $75,000, subject to periodic increase, in lieu of all other fees for service on the Boards of Directors or any committees of the Company and the Bank. In the event of termination of Mr. Abel’s service for any reason other than for cause (as defined), Mr. Abel (or his estate), is entitled to receive an amount equal to 2.99 times his then current annual fee, subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank.  If Mr. Abel were entitled to receive the termination benefits as of December 31, 2006, he would receive approximately $224,250, unless the termination were in connection with a change in control, in which case he would receive approximately $123,786. Mr. Abel’s compensation is determined by the Company’s Board, exclusive of Mr. Abel’s participation, and it based on the best judgment of the members of the Board, taking into consideration his total value to the Company and the Bank and the various aspects of his contribution.

The Company does not maintain any discretionary bonus or non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company or the Bank.  Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Susan G. Riel.   Ms. Riel, 57, Executive Vice President — Chief Operating Officer of the Bank, and formerly Chief Administrative Officer, previously served as Executive Vice President - Chief Operating Officer of Columbia First Bank, FSB from 1989 until that institution’s acquisition by First Union Bancorp in 1995.  Ms. Riel has over 27 years of experience in the commercial banking industry.

James H. Langmead.   Mr. Langmead, 57, Senior Vice President and Chief Financial Officer of the Company since January 2007, and  Executive Vice President and Chief Financial Officer of the Bank since January 2005, previously served as Chief Financial Officer of Sandy Spring Bank and Sandy Spring Bancorp. Mr. Langmead, a CPA, served in various financial and senior management roles with Sandy Spring Bank from 1992 through 2004. Prior to that time, Mr. Langmead managed the finance group at the Bank of Baltimore.

Martha Foulon-Tonat.   Ms. Tonat, 51, Executive Vice President and Chief Lending Officer of the Bank, served at Allegiance Bank from January 1990 to December 1997.  Her duties included being Senior Vice President and Chief Lending Officer.  Prior to her service at Allegiance Bank, Ms. Tonat served at various commercial banks in the area. She has over 23 years experience in the commercial banking industry.

Compensation Disclosure and Analysis

In this Compensation Disclosure and Analysis, we give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Executive Compensation Tables,” you will find a series of tables containing specific information about the compensation earned or paid in 2006 to Mr. Paul, the Chief Executive Officer of the Company, Mr. Langmead , the Chief Financial Officer, and the four most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2006, referred to as our “named executive officers.”

Compensation Objectives

The primary objectives of the Board of Directors with respect to executive compensation is to tie annual and long-term cash and stock incentives to the achievement of measurable Company and individual performance objectives, thereby aligning the executive’s incentive with maintaining and increasing shareholder value.  We attempt to achieve these objectives through compensation policies and programs that tie a significant portion of our named executives officers’ overall compensation, potentially 30-45% in the form of cash bonuses and restricted stock awards, to our short and long term financial performance. We also recognize that ours is a highly competitive market for executive officers, and that we compete for personnel against not only against local community banks in Montgomery County and Washington D.C., but against national, regional and local institutions that operate in the entire metropolitan Washington D.C. area, and in surrounding markets. Our compensation philosophy is to reward our executives with compensation at or above market competitive rates, regardless of institution size, while rewarding outstanding performance.

During 2005, the Compensation Committee of the Bank engaged Clark Consulting (“Clark”), an executive compensation and benefits consulting firm of national scope and reputation, to evaluate whether the Company’s compensation levels were reasonably competitive and to make specific compensation plan recommendations with respect to changes in executive compensation levels and development of an equity compensation strategy.  The Company requested Clark’s review, as an objective third party, to summarize issues relative to topics such as competitive executive compensation and incentive practices with the intent to identify appropriate compensation levels. The review utilized 2005 proxy data for a peer group of 23 publicly traded banks(1), the selection of which was based upon similarities in asset size, geographic location, and performance (the “custom peer group”). A second peer group(2), comprised of the local community banks against which the Company perceives itself as directly competing for personnel (the “supplemental peer group”),was also reviewed. It was found that the Company’s equity based compensation, over three years, was on average in the 75th percentile compared to the custom peer group, while its equity compensation levels generally trailed those of the supplemental peer group. Therefore, based on the review of this peer group information, the Company sought to establish the 2006 Stock Plan, and to increase the percentage of executive compensation tied to performance based equity awards.  In addition, as part of the overall review it was found that when cash compensation was compared to the 75th percentile of the custom peer group, the Company’s level of cash compensation was trailing slightly, and was found to be low or below market, and to be below market when compared to the supplemental peer group. Therefore, there were some adjustments made to the cash compensation levels of the executives during 2006.

Compensation Components

The key components of our executive compensation program for all named executive officers other than Mr. Paul consist of a base salary, a discretionary bonus, and various performance-based compensation plans, including our Senior Executive Incentive Bonus Plan, the 2006 Stock Plan, and 401(k) Plan. Base salary and bonus, or cash compensation, comprise the substantial portion of total executive compensation. For Mr. Paul, whose formal responsibilities have increased in recent years, base salary is the principal form of compensation, along with awards of stock options, which ties a significant portion of his compensation to increases in shareholder value as reflected in long term increases in the price of the common stock.

(1)             First Mariner Bancorp, Inc. (FMAR); First United Corp (FUNC); Columbia Bancorp, Inc./Columbia Bank (acquired by Fulton Financial Corporation (FULT)); National Bankshares Inc. (NKSH); Shore Bancshares Inc. (SHBI); BCSB Bankcorp Inc. (BCSB); CNB Financial Corp. (CCNE); Republic First Bancorp Inc. (FRBK); Harleysville Savings Financial (HARL); Abington Community Bancorp (ABBC); Severn Bancorp Inc. (SVBI); Eastern Virginia Bankshares (EVBS); Old Point Financial Corp. (OPOF); Bryn Mawr Bank Corp. (BMTC); Fidelity Bancorp Inc. (FSBI); C&F Financial Corp. (CFFI); Middleburg Financial Corp. (MBRG); QNB Corp. (QNBC); Premier Community Bankshares (PREM); Highlands Bankshares Inc. (HBKA ); Washington Savings Bank FSB (WSB); Tri-County Financial Corp. (TCFC); Alliance Bankshares Corp. (ABVA).

(2)             Sandy Spring Bancorp, Inc. (SASR); First Mariner Bancorp, Inc.; Cardinal Financial Corporation (CFNL); Columbia Bancorp, Inc./Columbia Bank; Virginia Commerce Bancorp, Inc. (VCBI); James Monroe Bancorp, Inc./James Monroe Bank (acquired by Mercantile Bankshares Corporation/PNC Financial Group, Inc.).

Base Salary

The Board of Directors believes that base salary for named executive officers should be targeted at market competitive levels, regardless of the size of the institution, while rewarding outstanding performance with above-average total compensation. Base salaries are reviewed annually and adjusted from time to time, based on our review of market data and assessment of Company and individual executive performance. For 2006, base salaries were targeted to be competitive with salaries of the supplemental peer group, while changes made to base salaries for 2007 were targeted to maintain the competitiveness of overall compensation with that peer group.

Senior Executive Incentive Bonus Plan

Executive management, including all named executive officers other than Mr. Paul, participates in the annual incentive bonus plan for senior executives.  Under the plan, an executive is eligible to earn a percentage of his or her base salary based on achievement of Company and individual performance objectives. During 2006, participating executives could earn up to 23% of base salary in bonus, based upon Company wide and individual performance metrics, which can vary each year.  The incentive bonus plan was established to maintain the competitiveness of our total cash compensation for executives compared to peers.  In order for the executive to receive any portion of the potential aggregate bonus payout, the Company must first meet established income goals.  Then, component portions of the aggregate potential bonus may be earned, based upon the achievement of designated performance targets relating to Return of Average Assets, Return of Average Equity, Efficiency Ratio and/or other financial performance measures. The measures to which each named executive’s award is subject may vary depending on the officer’s area of responsibility. Each component portion of the potential bonus is subject to payment only if the target is met or exceeded in total, with no provision for partial or graduated payments.  The actual bonus which an individual named executive officer may receive may therefore be equal to or below the indicated amount or percentage.  In addition, the Board of Directors reserves the right to grant a discretionary bonus in addition to the performance related bonus, or to award all or a portion of the aggregate potential bonus where the targets are not met, based upon extenuating factors. For 2007, participating officers are eligible to earn up to 23% of base salary under this plan.

Equity Compensation

We believe that our long-term interests are best advanced by aligning the interests of our executive officers with the interests of our shareholders. Accordingly, we make awards of stock options, stock appreciation rights (“SARS”) and restricted stock available to our executive officers pursuant to our 2006 Stock Plan, which was adopted by our shareholders in 2006. Previously, stock options were granted under our 1998 Stock Option Plan, but options may no longer be granted under the 1998 Stock Option Plan.  Mr. Paul has been granted only stock options in order to tie his potential compensation to increases in shareholder value as reflected in the stock price. Other named executive officers were granted SARs with an expected value of 5% of base salary and performance based restricted stock with a grant date fair value of up to 20% of base salary assuming the maximum award were received. Previously all executive officers received awards of stock options, generally vesting in two equal annual installments, commencing on the date of grant.  These awards are targeted to the 75th percentile of the custom peer group.

Equity compensation awards for named executive officers and employees are generally approved in January or early February of each year, or in connection with revisions to annual compensation.  Awards may be made periodically for new hires during the year.  Awards are based on a number of criteria including the relative rank of the executive within the Company and his or her specific contributions to the success of the Company. Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation

401(k) Plan

Our 401(k) Plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries and bonus amounts, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match.

Employment and Severance Arrangements

Each of our named executive officers has an employment agreement which contains provisions for payments upon a change in control of the Company, and provides for noncompetition and nonsolicitation provisions benefiting the Company under certain circumstances.  These agreements are described in detail under the caption “Executive Compensation Tables — Employment Agreements.”  The Board of Directors, in its capacity as compensation committee, believes that the agreements provide continuity of executive management, employment security which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.

Inter-Relationship of Elements of Total Compensation

The various elements of the compensation package are not interrelated. For example, if it does not appear as though the target bonus will be achieved, the size of equity compensation awards will not be affected. There is no significant interplay of the various elements of total compensation between each other. If awards that are granted in one year become less valuable, or less likely of vesting, the amount of the bonus or base compensation to be paid the executive officer for the next year is not impacted. Similarly, if equity awards become extremely valuable, the amount of base compensation or bonus to be awarded for the next year is not affected. While the Board has discretion to make exceptions to any base compensation or bonus payouts under existing plans, it has not approved any exceptions to the plans with regard to any executive officers.

Other Information

We have no equity or security ownership requirements or guidelines for executive officers, however, all of the executive officers own common stock, and options to purchase common stock, SARs payable in common stock or performance based awards of restricted stock pursuant to our equity compensation plans. We also have no policy with regard to the adjustment or recovery of awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Perquisites, which are not material to the named executives overall compensation, are noted in the Summary Compensation Table.

Input from the Chief Executive Officer is considered by the Compensation Committees regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the Chief Executive Officer. Although input from the Chief Executive Officer is considered by the Compensation Committee, it is not given any disproportionate weight. The Compensation Committee has the final authority on compensation matters.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Disclosure and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2006.

Members of the Company’s Compensation Committee (formed January 2007)

Leonard L. Abel	Harvey M. Goodman*
Leslie M. Alperstein, Ph.D.	Philip N. Margolius, Chairman
Dudley C. Dworken	Donald R. Rogers*
Eugene F. Ford, Sr.	Leland M. Weinstein

* Appointed to the Board in January 2007.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Paul, the President of the Company, Mr. Langmead, the current Chief Financial Officer of the Company and Chief Financial Officer of the Bank in 2006, and the four most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2006.  Also shown is the compensation of Mr. Wilmer L. Tinley, who served as Chief Financial Officer of the Company until his retirement at December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(3)	Stock Awards(4)	Option Awards(4)	Non Equity Incentive Plan Compen- sation	All Other Compen- sation		Total
Ronald D. Paul, President of the Company	2006	$197,827	$—	$—	$24,408	$—	$—		$222,235
James H. Langmead, Executive Vice President and Chief Financial Officer of the Company(1)	2006	$207,595	$14,327	$7,871	$5,211	$—	$5,691	(5)	$240,695
Michael T. Flynn, President & Chief Executive Officer of the Bank	2006	$236,080	$5,000	$9,768	$6,505	$—	$18,290	(6)	$275,643
Thomas D. Murphy, Executive Vice President- Chief Operating Officer of the Bank	2006	$220,500	$12,500	$9,123	$6,075	$—	$19,922	(7)	$268,120
Susan G. Riel, Executive Vice President — Chief Administrative Officer of the Bank	2006	$207,595	$27,500	$9,123	$5,511	$—	$18,430	(8)	$268,159
Martha Foulon-Tonat, Executive Vice President — Chief Lending Officer of the Bank	2006	$207,595	$12,500	$9,123	$5,511	$—	$14,726	(9)	$249,455
Wilmer L. Tinley, Retired Chief Financial Officer of the Company(2)	2006	$145,784	$7,500	$6,043	$4,019	$—	$4,372	(5)	$167,718

(1)             Effective January 1, 2007.  Through December 31, 2006, Mr. Langmead served as Chief Financial Officer of the Bank.

(2)             Mr. Tinley retired effective December 31, 2006.

(3)             Reflects amounts earned pursuant to the discretionary awards under Company’s Senior Executive Incentive Bonus Plan.  Amounts shown are earned and accrue in the year indicated and are paid in the following year, except with respect to Mr. Langmead’s payment, which was  earned and paid 2006.

(4)             Represents the amount of expense recognized in 2006 with respect to awards of performance based restricted stock (in the case of Stock Awards) and options and SAR’s (in the case of Option Awards) for financial reporting purposes.  Please refer to note 11 to the Company’s Consolidated Financial Statements for the year ended December 31, 2006 for a discussion of the assumptions used in calculating the grant date fair value.

(5)             Represents 401(k) matching contribution.

(6)             Includes $9,000 car allowance, $2,690 insurance premium and $6,588 401(k) matching contribution.  Does not include $51,065 of income recognized by Mr. Flynn as a result of the disqualifying disposition of shares issued upon the exercise of incentive stock options.

(7)             Includes $7,800 car allowance, $5,534 insurance premium and $6,588  401(k) matching contribution.

(8)             Includes $7,800 car allowance, $4,432 insurance premium and $6,208 401(k) matching contribution.

(9)             Includes $7,800 car allowance, $728 insurance premium and $6,198  401(k) matching contribution.

The Company does not maintain (i) any defined benefit retirement plans, or (ii) any nonqualified deferred compensation programs or arrangements.

Employment Agreements. The Company and Mr. Paul are parties to an employment agreement governing his service and compensation as President of the Company.  The current term of Mr. Paul’s employment agreement expires on December 31, 2009. On each December 31, the term of the agreement automatically extends for one additional year, unless Mr. Paul has given notice of his intention not to renew the term.  Under his agreement, Mr. Paul is entitled to receive a current annual base salary of $350,000, subject to periodic increase.  In 2006 Mr. Paul received a grant of options to purchase 30,000 shares of common stock, as described under “Grants of Plan Based Awards” below. Mr. Paul may receive additional grants of options and may also receive a bonus in the discretion of the Board of Directors. The compensation under Mr. Paul’s employment agreement is in lieu of all other fees for service on the Boards of Directors or any committees of the Company and the Bank.  In the event of termination of Mr. Paul’s employment for any reason other than for cause (as defined), Mr. Paul (or his estate), is entitled to receive and amount in cash equal to 2.99 times his then current base salary, subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank.  If Mr. Paul were entitled to receive the termination benefits as of December 31, 2006, he would receive approximately $1,050,000, or approximately $362,292 if the termination were in connection with a change in control, including in the case of a change in control, the value of the acceleration of unvested stock options.

Mr. Flynn has an employment agreement with EagleBank pursuant to which he serves as Executive Vice President and Chief Operating Officer of the Company and President — District of Columbia Operations of the Bank. Mr. Flynn, pursuant to this agreement, which expires December 31, 2008, is entitled to a current annual base salary of $236,080, $750,000 of Bank paid life insurance (at standard rates), a $9,000 annual car allowance, and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Bank or the Company. If Mr. Flynn’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), he would be entitled to receive continued payment of base salary through the end of the term of his agreement, subject to his compliance with the noncompete and nondisturbance provisions of the agreement. The noncompete and nondisturbance provisions (the “Noncompete Provisions”) provide that (i) for 180 days after termination, or until the end of the original term of the agreement, whichever is earlier, the officer will not in any capacity render any services to a bank or savings and loan or a holding company of a bank or savings and loan  or to any person or entity that is attempting to form a Bank, with respect to any office, branch or other facility that is (or is proposed to be) located within a thirty-five (35) mile radius of the location of the Company’s headquarters, and (ii) for twelve (12) months after the last date of employment, the officer will not, directly or indirectly, induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or any of its parent, subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Company and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship, or otherwise solicit any customer or employee of the Company.

In the event of termination of Mr. Flynn’s employment, or reduction in his compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following 120 days after a change in control, Mr. Flynn would be entitled to receive a lump sum payment equal to 2.99 times his base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a “parachute payment.” If Mr. Flynn were entitled to receive the change in control termination benefits as of the date hereof, he would receive a maximum of approximately $705,890, plus the value of the acceleration of vesting of unvested or unearned awards of options, SARs or restricted stock, up to a maximum of $725,308.

Mr. Murphy has an employment agreement with EagleBank pursuant to which he serves as President — Montgomery County Operations of the Bank.  Mr. Murphy, pursuant to his agreement, which expires December 31, 2009, is entitled to a current annual base salary of $231,525, $750,000 of Bank paid life insurance (at standard rates), a $9,000 annual car allowance, and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Bank or the Company.  If Mr. Murphy’s employment is terminated without cause for reasons other than death, disability or in connection with a change in control (as defined), he would be entitled to receive continued payment of base salary through the end of the term of his agreement, subject to his compliance with the Noncompete Provisions.  In the event of termination of Mr. Murphy’s employment, or reduction in his compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following 120 days after a change in control, Mr. Murphy would be entitled to receive a lump sum payment equal to 2.99 times his base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such amount for tax purposes as a “parachute payment.”  If Mr. Murphy were entitled to receive the termination benefits as of December 31, 2006, he would receive a maximum of approximately $606,751, including the value of the acceleration of vesting of unvested or unearned awards of options, SARs or restricted stock.

Ms. Riel has an employment agreement with EagleBank pursuant to which she serves as Executive Vice President and Chief Operating Officer of the Bank.  Ms. Riel, pursuant to her agreement, which expires December 31, 2009, is entitled to a current annual base salary of $231,525, $750,000 of Bank paid life insurance (at standard rates), a $9,000 car allowance and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Bank or the Company.  If Ms. Riel’s employment is terminated without cause for reasons other than death, disability or in connection with a change in control (as defined), she would be entitled to receive continued payment of base salary through the end of the term of her agreement, subject to her compliance with the Noncompete Provisions.  In the event of termination of Ms. Riel’s employment, or reduction in her compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following 120 days after a change in control, Ms. Riel would be entitled to receive a lump sum payment equal to 2.99 times her base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such amount for tax purposes as a “parachute payment.”  If Ms. Riel were entitled to receive the termination benefits as of December 31, 2006, she would receive a maximum of approximately $496,340, including the value of the acceleration of vesting of unvested or unearned awards of options, SARs or restricted stock.

Ms. Foulon-Tonat has an employment agreement with the Bank pursuant to which she serves as Executive Vice President and Chief Lending Officer of the Bank.  Ms. Foulon-Tonat, pursuant to her agreement, which expires December 31, 2009, is entitled to a current annual base salary of $231,525, $750,000 of Bank paid life insurance (at standard rates), a $9,000 car allowance, and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Bank or the Company.  If Ms. Foulon-Tonat’s employment is terminated without cause for reasons other than death, disability or in connection with a change in control (as defined), she would be entitled to receive continued payment of base salary through the end of the term of her agreement, subject to her compliance with the Noncompete Provisions.  In the event of termination of Ms. Foulon-Tonat’s employment, or reduction in her compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following 120 days after a change in control, Ms. Foulon-Tonat would be entitled to receive a lump sum payment equal to 2.99 times her base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such amount for tax purposes as a “parachute payment.”  If Ms. Foulon-Tonat were entitled to receive the termination benefits as of December 31, 2006, she would receive a maximum of approximately $511,450, including the value of the acceleration of vesting of unvested or unearned awards of options, SARs or restricted stock.

Mr. Langmead has an employment agreement with the Bank pursuant to which he serves as Executive Vice President and Chief Financial Officer of the Company.  Mr. Langmead, pursuant to his agreement, which expires December 31, 2009, is entitled to a current annual base salary of $231,525, $750,000 of Bank paid life insurance (at standard rates), a $9,000 car allowance, and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Bank or the Company.  If Mr. Langmead’s employment is terminated without cause for reasons other than death, disability or in connection with a change in control (as defined), he would be entitled to receive continued payment of base salary through the end of the term of his agreement, subject to his compliance with the Noncompete Provisions.  In the event of termination of Mr. Langmead’s employment, or reduction in his compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following 120 days after a change in control, Mr. Langmead would be entitled to receive a lump sum payment equal to 2.99 times his base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such amount for tax purposes as a “parachute payment.”  If Mr. Langmead were entitled to receive the termination benefits as of December 31, 2006, he would receive a maximum of approximately $542,393, including the value of the acceleration of vesting of unvested or unearned awards of options, SARs or restricted stock.

Grants of Plan-Based Awards

The following table presents information regarding awards made during 2006 to named executive officers under the Company’s 2006 Stock Plan and Senior Executive Incentive Bonus Plan.

		Estimated
		Future				All Other	All Other
		Payouts				Stock	Option
		Under Non-				Awards:	Awards:			Grant Date
		Equity				Number of	Number of		Exercise or	Fair Value of
		Incentive Plan	Estimated Future Payouts Under			Shares of	Securities		Base Price	Stock and
		Awards	Equity Incentive Plan Awards(1)			Stock or	Underlying		of Option	Option
Name	Grant Date	Target	Threshold	Target	Maximum	Units	Options		Awards	Awards
Ronald D. Paul	10/18/06	—	—	—	—	—	30,000	(2)	$18.715	$203,207

James H. Langmead	2/15/06	$43,746
	7/13/06		489	977	1,955	—	1,793	(3)	$19.46	$47,550

Michael T. Flynn	2/15/06	$54,298
	7/13/06		607	1,213	2,426	—	2,226	(3)	$19.46	$59,020

Thomas D. Murphy	2/15/06	$50,715
	7/13/06		567	1,133	2,266	—	2,079	(3)	$19.46	$55,125

Susan G. Riel	2/15/06	$50,715
	7/13/06		567	1,133	2,266	—	2,079	(3)	$19.46	$55,125

Martha Foulon-Tonat	2/15/06	$50,715
	7/13/06		567	1,133	2,266	—	2,079	(3)	$19.46	$55,125

Wilmer L. Tinley	2/15/06	$33,565
	7/13/06		375	750	1,500	—	1,376	(3)	$19.46	$36,486

(1)   Represents the number of shares subject to performance based awards of restricted stock under the Company’s 2006 Stock Plan.

(2)   Represents the number of shares subject to awards of incentive stock options under the Company’s 2006 Stock Plan.

(3)   Represents the number of shares subject to awards, not performance based, of SARs under the Company’s 2006 Stock Plan.

In 2006 the Company implemented the 2006 Stock Plan, and commenced the practice of annual awards of stock appreciation rights (“SARs”) and restricted stock to senior executive officers of the Company and Bank, including all of the named executive officers, other than Mr. Paul.  While Mr. Paul is eligible for grants of SARs and restricted stock under the 2006 Stock Plan, to date he has received awards of stock options only, as a result of negotiations between Mr. Paul and the Compensation Committee, and the determination by the Board of Directors of the Company in its role as executive compensation committee that the equity portion of his compensation should be linked to the increase in the market price of the Company’s common stock, which best reflects the creation of shareholder value, and not narrower performance goals which while essential to long term shareholder value, may not be rewarded in the market price of the common stock.

A SAR is a right that entitles the holder to receive, all or a percentage of the difference between (i) the fair market value of the shares of common stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted. The SAR awards made to named executive officers in 2006 vest on January 1, 2009, will be exercisable until January 31, 2009, and entitle the holders to receive the difference between the grant date and exercise date fair market value of the indicated number of shares of common stock, payable in shares of common stock.  The SAR awards are not subject to any performance or other conditions, other than continued employment.  The shares of restricted stock awarded in 2006 are performance based awards within the meaning of the 2006 Stock Plan, and vest in whole or in part on January 31, 2009, subject to the satisfaction of the threshold, target, or maximum award performance conditions established by the Board of Directors.

The options awarded to Mr. Paul are incentive stock options, have a ten year term and an exercise price of $18.715 per share, and vest in installments, commencing with an installment of 849 shares on January 1, 2007, five annual installments of 5,343 shares on January 1, 2008 through 2012 and a final installment of 2,436 shares on January 1, 2013.

The base price of SAR’s and the exercise price of stock options may not be less than 100% of the market value of the common stock on the date of grant.  Under the 2006 Plan, the market value is the average of the high and low selling price on the NASDAQ on date in question.  The equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.  In general, equity awards other than those to new hires are made in January or February of each year, or in connection with the adjustment of salary levels.

The payouts under non-equity incentive plan awards reflected in the table represent the maximum amount of formula payment which the named executive officer could have earned with respect to 2006 performance under the Senior Executive Incentive Bonus Plan if each of the performance targets established by the Board of Directors in its capacity as compensation committee were achieved.  The aggregate amount which could be earned represented, in 2006, 23% of salary. A portion of the aggregate amount is subject to the achievement of designated Company or divisional performance targets.  Each such portion is subject to payment only if the target is met or exceeded in total, with no provision for partial or graduated payments.  The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results.  Mr. Paul does not participate in the Senior Executive Incentive Bonus Plan.  No amounts were paid in 2007 in respect of the 2006 awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award by award basis, information concerning all awards of stock options, SARs and restricted stock held by named executive officers at December 31, 2006.  All options and SAR’s were granted with an exercise or base price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award and the exercise or base price have been adjusted to reflect all stock dividends, and stock splits effected after the date of such award, but have not otherwise been modified.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Ronald D. Paul	118,300	(3)	—	$3.3812	12/2/2008
	1,847	(4)	—	$3.3812	3/30/2010
	1,847	(4)	—	$3.3812	6/29/2010
	1,847	(4)	—	$3.2756	9/29/2010
	1,847	(4)	—	$3.5419	12/30/2010
	1,738	(4)	—	$3.5496	3/30/2011
	959	(4)	—	$6.5089	6/29/2011
	916	(4)	—	$6.8047	9/29/2011
	1,040	(4)	—	$6.0059	12/30/2011
	561	(4)	—	$7.1066	1/30/2012
	561	(4)	—	$7.7811	2/27/2012
	564	(4)	—	$9.3195	3/30/2012
	561	(4)	—	$9.0237	4/29/2012

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Ronald D. Paul	561	(4)	—		$9.1716	5/30/2012
	564	(4)	—		$8.6095	6/29/2012
	561	(4)	—		$6.6568	7/30/2012
	561	(4)	—		$7.4320	8/30/2012
	564	(4)	—		$7.1006	9/29/2012
	561	(4)	—		$7.3077	10/30/2012
	561	(4)	—		$7.4320	11/29/2012
	564	(4)	—		$8.0828	12/30/2012
	561	(4)	—		$8.2840	1/30/2013
	561	(4)	—		$8.7692	2/27/2013
	564	(4)	—		$8.1361	3/31/2013
	561	(4)	—		$8.1184	4/29/2013
	561	(4)	—		$8.1365	5/31/2013
	564	(4)	—		$8.8757	6/29/2013
	561	(4)	—		$8.0947	7/30/2013
	561	(4)	—		$8.5207	8/30/2013
	564	(4)	—		$8.9941	9/29/2013
	561	(4)	—		$10.2722	10/30/2013
	561	(4)	—		$10.1775	11/29/2013
	41,121	(5)	—		$10.4556	12/30/2013
	849	(6)	29,151	(6)	$18.715	10/17/2016

Michael T. Flynn	1,569	(7)	—		$15.0462	1/31/2007
	—		2,226	(8)	$19.4600	1/31/2009
	18,350	(2)	—		$11.3846	1/23/2014
	8,450	(2)	—		$11.9882	1/13/2015
							607	(9)	$10,561

James H. Langmead	8,450	(2)	—		$12.1716	1/03/15
	—		1,793	(8)	$19.4600	1/31/09
							489	(9)	$8,508

Thomas D. Murphy	1,465	(7)	—		$15.0462	1/31/2007
	8,872	(2)	—		$3.3812	12/11/2009
			2,079	(8)	$19.4600	1/31/2009
	14,196	(2)	—		$6.1285	5/15/2011
	5,915	(2)	—		$5.9468	12/1/2011
	8,450	(2)	—		$11.0882	1/10/2013
	4,647	(2)	—		$8.4894	5/18/2013
	8,450	(2)	—		$10.3550	1/3/2014
							567	(9)	$9,865

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)

Susan G. Riel	1,279	(7)	—		$15.0462	1/31/2007
	8,872	(2)	—		$3.3812	12/2/2008
	—		2,079	(8)	$19.4600	1/31/2009
	5,915	(2)	—		$3.4869	7/6/2010
	8,281	(2)	—		$6.1285	5/15/2011
	4,225	(2)	—		$5.9468	12/4/2011
	4,647	(2)	—		$8.1894	5/18/2013
	8,450	(2)	—		$10.9290	1/11/2014
	8,450	(2)	—		$11.9882	1/13/2015
							567	(9)	$9,865

Martha Foulon—Tonat	1,279	(7)	—		$15.0462	1/31/2007
	8,872	(2)	—		$3.3812	12/2/2008
	—		2,079	(8)	$19.4600	1/31/2009
	5,915	(2)	—		$3.4869	7/6/2010
	8,281	(2)	—		$6.1285	5/15/2011
	4,225	(2)	—		$5.9468	12/4/2011
	4,647	(2)	—		$8.1894	5/18/2013
	8,450	(2)	—		$10.9290	1/11/2014
	8,450	(2)	—		$11.9882	1/13/2015
							567	(9)	$9,865

Wilmer L. Tinley	—		1,376	(8)	$19.4600	1/31/2009
	3,549	(2)	—		$3.4869	7/6/2010
	4,225	(2)	—		$5.9468	12/4/2011
	8,450	(2)	—		$10.9290	1/11/2014
	8,450	(2)	—		$11.9882	1/13/2015
							375	(9)	$6,525

(1)   Based on the $17.40 closing price of the common stock on December 29, 2006.

(2)          Represents grant of stock options pursuant to the Company’s 1998 Stock Option Plan.  All options have a term of 10 years from the date of grant. Except as otherwise indicated, such awards vested in two equal installments, the first on the date of grant and the second on the first anniversary thereof.

(3)          Represents grant of stock options pursuant to Company’s 1998 Stock Option Plan.  Vested in four equal annual installments commencing in 1998.

(4)          Vested immediately upon grant.

(5)          Represents grant of stock options pursuant to Company’s 1998 Stock Option Plan.  Vest in installments, commencing with an installment of 4,391 shares immediately upon grant, three annual installments of 9,562 shares on January 15, 2004 through 2006 and a final installment of 8,044 shares on January 15, 2007.

(6)          Represents grant of stock options pursuant to Company’s 2006 Stock Plan.  Vests in installments, commencing with an installment of 849 shares on January 1, 2007, five annual installments of 5,343 shares on January 1, 2008 through 2012 and a final installment of 2,436 shares on January 1, 2013.

(7)          Represents rights to purchase common stock pursuant to the Company’s Employee Stock Purchase Plan.

(8)          Represents grant of SARs pursuant to the Company’s 2006 Stock Plan.  Such grant vests in its entirety on January 1, 2009 if the grantee is continuously employed by the Company through such date.

(9)          Represents threshold level grant of performance based restricted stock pursuant to the Company’s 2006 Stock Plan.  Vests, subject to satisfaction of designated performance conditions, on January 31, 2009.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2006, and the aggregate amount realized upon such exercises, based on the difference between the market value on the exercise date and the exercise or base price.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ronald D. Paul	—	—	—	—
James H. Langmead	1,254	$2,626	—	—
Michael T. Flynn	8,300	$59,352	—	—
Thomas D. Murphy	—	—	—	—
Susan G. Riel	1,519	$10,969	—	—
Martha Foulon-Tonat	1,519	$11,075	—	—
Wilmer L. Tinley	18,122	$219,995	—	—

Employee Benefit Plans.   The Bank provides a benefit program which includes health and dental insurance, life and long term and short term disability insurance and a 401(k) plan under which the Company makes matching contributions up to 3% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year.

Equity Compensation Plans. The Company maintains two equity compensation plans, the 1998 Stock Option Plan (the “1998 Plan”), adopted by shareholders at the 1999 annual meeting, and the 2006 Stock Plan (the “2006 Stock Plan”), adopted by the shareholders at the 2006 annual meeting.  The purpose of each plan is to attract, retain, and motivate key officers, employee and directors of the Company and the Bank by providing them with a stake in the success of the Company as measured by the value of its shares.

Under the 1998 Plan, 1,485,551 shares of common stock (as adjusted for the 25% stock split in the form of a dividend paid on March 31, 2000, the 40% stock split in the form of a dividend paid on June 15, 2001 and the 30% stock splits in the form of stock dividends paid on February 28, 2005 and July 5, 2006), were available for issuance upon the exercise of incentive stock options (“ISOs”) or non-incentive stock options (“Non-ISOs”) granted to key employees, and warrants (“Warrants”) and other Non-ISOs granted to directors. At March 27, 2007, an aggregate of 822,124 options to purchase common stock were outstanding under the 1998 Plan. No further options may be granted under the 1998 Plan, which was terminated upon approval by shareholders of the 2006 Stock Plan.

Under the 2006 Stock Plan, an aggregate of 650,000 shares of common stock (as adjusted) are available for issuance upon the exercise of incentive stock options, nonincentive stock options and SARs, and the award of shares of restricted stock to such employees as the Committee may designate, and may grant Non-ISOs to directors and advisory board members of the Company, the Bank, and their affiliates. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the 2006 Stock Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the 2006 Stock Plan will be adjusted.

The 2006 Stock Plan is administered by a committee (the “Committee”), appointed by the Board of Directors of the Company, consisting of not less than three (3) members of the Board. Members of the Committee must be independent within the meaning of the listing requirements of NASDAQ, may not be employees, and serve at the pleasure of the Board of Directors.

The 2006 Stock Plan has a term of ten years from May 26, 2006, its effective date, after which date no awards may be granted.  The maximum term for an option or SAR is ten years from its date of grant, except that the maximum term of an ISO may not exceed five years if the optionee owns more than 10% of the common stock on the date of grant. The expiration of the 2006 Stock Plan, or its termination by the Committee, will not affect any award then outstanding.

The exercise price of options under the 2006 Stock Plan may not be less than 100% of the fair market value of the common stock on the date of grant.  In the case of an optionee who owns more than 10% of the outstanding common stock on the date of grant, such option price may not be less than 110% of fair market value of the shares. The base price of SARs of options may not be less than 100% of the fair market value of the common stock on the date of grant.  If the common stock is listed on a national securities exchange (including the Nasdaq National Market or Nasdaq Capital Market) on the date of grant, then the market value per share will be not less than the average of the highest and lowest selling price. In the event that the fair market value per share of the common stock falls below the exercise price of previously granted options, the Committee will have the authority, with the consent of the optionee, to cancel outstanding options and to issue new options with an exercise price equal to the then current fair market price per share of the common stock, provided that no such repricing will occur without ratification or approval by the shareholders.

Restricted stock is an award of shares of common stock that is subject to forfeiture, restrictions against transfer, meeting specific corporate, individual or individual performance or achievement standards or goals, or other conditions or restrictions set forth in an award agreement. The Committee has discretion at the time of making a restricted stock grant to determine a period of up to five years during which the shares granted will be subject to restrictions, and the conditions that must be satisfied in order for the shares of restricted stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Committee may condition vesting upon a recipient’s continued employment or upon the recipient’s attainment of specific corporate, divisional, or individual performance or achievement standards or goals. However, the minimum vesting period for restricted stock is three years if the vesting is based solely on the passage of time and continued employment, although vesting may occur ratably over such period; and the minimum measurement date for vesting of restricted stock based upon performance criteria is one year.

Until a recipient’s interest vests, restricted stock is nontransferable and forfeitable. Nevertheless, the recipient may be entitled to vote the restricted stock and to receive dividends and other distributions made with respect to restricted stock grants that are issued subject to forfeiture in the event that the vesting conditions are not met, as opposed to shares that are issued only upon satisfaction of the conditions. To the extent that a recipient becomes vested in restricted stock and has satisfied applicable income tax withholding obligations, the Company will deliver unrestricted shares of common stock to the recipient. At the end of the restriction period, the recipient will forfeit to the Company any issued shares of restricted stock as to which the recipient did not earn a vested interest during the restriction period, i.e. where the performance based conditions are not met.

Change in Control.  Notwithstanding the provisions of any option, SAR or restricted stock award which provide for its exercise or vesting in installments or subject to conditions, all awards will be immediately exercisable and fully vested upon the occurrence of a change in control.  At the time of a change in control that does not constitute a “transaction”, the participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the common stock subject to an option or SAR over the exercise price of such shares, in exchange for the cancellation of such options and SARs by the optionee.  Notwithstanding the previous sentence, in no event may an option or SAR be cancelled in exchange for cash, within the six-month period following the date of its grant.

In the event of a “change in control” that is a “transaction”, all awards of options, SARs and restricted stock must be surrendered, and with respect to each award surrendered, the Board will in its sole and absolute discretion determine whether the holder of the surrendered award will receive: (1) an award for the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged, together with an appropriate adjustment to the exercise price; (2) the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged in the transaction that are equal in market value to the excess of the market value on the date of the transaction of the shares subject to the option or SAR, over the exercise price; or (3) a cash payment (from the Company or the successor corporation) in an amount equal to the excess of the market value on the date of the transaction of the shares subject to the option or SAR over the exercise price.

For purposes of the 2006 Plan, “change in control” means any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 50% of the Bank’s or Company’s voting stock, (2) the acquisition of the power to control the election of a majority of the Bank’s or Company’s directors, (3) the exercise of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (4) the failure of “Continuing Directors” to constitute at least two-thirds of the Board of Directors of the Company or the Bank (the “Company Board”) during any period of two consecutive years. For purposes of this Plan, “Continuing Directors” shall include only those individuals who were members of the Company Board at the Effective Date and those other individuals whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds of the Continuing Directors then in office.  The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding. “Transaction” means (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets. No adjustment upon a change in control, a “transaction” or otherwise may be made in such a manner as to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.  If, by reason of any such adjustments, an optionee becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the option before the adjustment was made.

As of December 31, 2006, the Company had options for the purchase of an aggregate of 901,239 shares of common stock issued and outstanding under all equity compensation plans, SARs which may only be settled by the issuance of stock outstanding with respect to 11,633 shares and restricted stock awards with respect to 12,680 shares outstanding.  Subsequent to December 31, 2006, an aggregate of 68,550 options were granted to non-executive officer employees, and SARs which may be settled only in stock, with a base price of $16.73 per share, and shares of performance based restricted stock were issued to the named executive officers (other than Mr. Tinley, who retired at the end of 2006) as follows:

	Shares subject				Grant Date Fair Value
Name	to SARs	Shares of Restricted Stock			of Stock and
		Threshold	Target	Maximum	Option Awards
Ronald D. Paul	—	—	—	—	$—
Michael T. Flynn	4,142	706	1,412	2,823	$59,020
James H. Langmead	4,062	692	1,384	2,769	$57,881
Thomas D. Murphy	4,062	692	1,384	2,769	$57,881
Susan G. Riel	4,062	692	1,384	2,769	$57,881
Martha Foulon-Tonat	4,062	692	1,384	2,769	$57,881
All executive officers as group (6 persons)	20,390	3,474	6,948	13,899	$290,544

At March 27, 2007, 492,849 shares of common stock remained available for issuance pursuant to the 2006 Stock Plan.

Employee Stock Purchase Plan.  The Company also maintains the 2004 Employee Stock Purchase Plan (the “ESPP”). Under the ESPP a total of 253,500 shares of common stock, were reserved for issuance to eligible employees at a price equal to at least 85% of the fair market value of the shares of common stock on the date of grant, and subject to limitations contained in the Internal Revenue Code. Grants each year expire no later than the last business day of January in the calendar year following the year in which the grant is made. Mr. Langmead and Ms. Riel exercised the right, granted in 2006, to purchase 1,254 and 1,279 shares, respectively at a price of $15.05 per share (as adjusted), under the ESPP. Mr. Paul is not eligible to participate in the ESPP. No grants were made under the ESPP in 2007.  As of March 27, 2007, 125,094 shares of common stock remained available for issuance under this Plan.

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its and the Company’s directors, officers, and employees and their associates.  In the past, all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.  Loans to insiders require approval by the Board of Directors, with any interested director not participating.  The Company also applies the same standards to any other transaction with an insider. Additionally, loans and other related party transactions involving Company directors must be reviewed and approved by the Audit Committee.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company and Bank during the year ended December 31, 2006 amounted to $20.4 million, representing approximately 28% of the Company’s total shareholders’ equity at December 31, 2006.  In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties.  On December 31, 2006, $12.9 million of loans were outstanding to individuals who, during 2006, were officers, directors or affiliates of the Company and Bank.  At the time each loan was made, management believed that the loan involved no more than the normal risk of collectibility and did not present other unfavorable features.  None of such loans were classified as Substandard, Doubtful or Loss.

The Bank leases certain office space, at a current monthly rental of $23,609, excluding certain pass through expenses, from two limited liability companies in which a trust for the benefit of Mr. Paul’s children has an 85% interest in the first company and a 51% interest in the second company.

Mr. Rogers is a partner in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries.  During 2006, the Company and its subsidiaries paid aggregate fees of approximately $27,000 to that firm.

Mr. Goodman is President of The Goodman, Gable, Gould Company, a public insurance adjusting firm, which represents the Bank, on a contingent fee basis, in connection with insurance claims in respect of a charged off loan.  No amounts were paid to that firm in 2006.

During 2005, the Company sold interests in a limited liability company and certain related beneficial interests in real property owned by that company, which the Company acquired in lieu of foreclosure upon nonperforming loans to a third party borrower, in the amount of approximately $3.0 million, and related deeds of trust and other collateral, to a limited liability company of which Mr. Paul is the managing member, and in which a trust for the benefit of Mr. Paul’s children, Mr. Alperstein, Mr. Murphy, seven members of the Board of Directors of the Bank (and one member of the Board of Directors of the Bank who has since left the Board) have controlling financial interests. The price paid by the acquiring limited liability company was equal to the outstanding balance of the loans plus accrued but unpaid interest and fees to which the Company was entitled under the terms of the loan, and other amounts advanced by the Company, and equaled or exceeded the appraised value of the property, deeds of trust and other collateral.  The Company suffered no loss in respect of the transaction or loans, and believes that the terms of the sale to the limited liability company were as favorable to the Company as those which could have been obtained from third parties, and was equal to or exceeded the market value of the property sold.  Neither the Company nor the Bank financed the purchase of the property by the limited liability company, or the investment by any person in the limited liability company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Stegman & Company to audit the Company’s financial statements for the fiscal year ending December 31, 2007. Stegman & Company has audited the financial statements of the Company since its organization.  Representatives of Stegman & Company are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

Fees Paid to Independent Accounting Firm

Audit Fees.  During 2006, the aggregate amount of fees billed to the Company by Stegman & Company for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings was $95,233. In 2005, Stegman & Company billed $103,035 for such services.

Audit—Related Fees.  During 2006, the aggregate amount of fees billed to the Company by Stegman & Company for services related to the performance of audit services was $17,073.  These services included an audit of the Company’s 401(k) Plan and research and other assistance in determining and establishing the appropriate accounting  for the Company’s 2006 Stock Plan and certain loans held by the Company.  Stegman & Company did not bill the Company any amounts for services reasonably related to the performance of the audit services rendered in 2005.

Tax Fees.  During 2006, the aggregate amount of fees billed to the Company by Stegman & Company for tax advice, compliance and planning services was $7,600.  In 2005, Stegman & Company billed $9,414 for such services.

All Other Fees.  Stegman & Company did not bill the Company any amounts for other services in 2006 or 2005.

None of the engagements of Stegman & Company to provide services other than audit services was made pursuant to the de minimus exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s audit charter.

FORM 10-K ANNUAL REPORT

The Company will provide, without charge, to any shareholder of record entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a copy of its 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Zandra D. Nichols, Corporate Secretary, at the Company’s executive offices, 7815 Woodmont Avenue, Bethesda, Maryland  20814.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that a Form 4 reporting one transaction for each of Mr. Murphy and Ms. Foulon-Tonat were filed late, two forms 4, reporting one and three transactions in an untimely manner, respectively, were filed by Mr. Paul, a Form 4 reporting three transactions was filed late by Mr. Tinley, and Forms 4 reporting awards of SARs and restricted stock to Messrs. Flynn, Langmead, Murphy and Tinley, Ms. Riel and Ms. Foulon-Tonat, were filed late.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting.  If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 7, 2007. Shareholder proposals for nominations for election as director must be received by the Company no later than January 7, 2008. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors

Zandra D. Nichols, Corporate Secretary

April 5, 2007

FRONT

PROXY - EAGLE BANCORP, INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Arthur H. Blitz and Bruce H. Lee, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 15, 2007 and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR all of the nominees set forth on the reverse side.  In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

BACK

Annual Meeting Proxy Card

A.            Election of Directors

1.  The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 - Leonard L. Abel	☐	☐	06 - Philip N. Margolius	☐	☐
02 - Leslie M. Alperstein	☐	☐	07 - Ronald D. Paul	☐	☐
03 - Dudley C. Dworken	☐	☐	08 - Donald R. Rogers	☐	☐
04 - Michael T. Flynn	☐	☐	09 - Leland M. Weinstein	☐	☐
05 - Harvey M. Goodman	☐	☐

Please check here if you plan to attend the Annual Meeting.  ☐

B.            Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Important:  Please date and sign your name as addressed, and return this proxy in the enclosed envelope.  When signing as executor, administrator, trustee, guardian, etc., please give full title as such.  If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)